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SIXTEENTH PATIENT DOSED IN NEURALSTEM ALS STEM CELL TRIAL

FIRST TO RECEIVE TREATMENT IN UPPER AND LOWER SPINAL CORD

ROCKVILLE, Md., June 19, 2012 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that the first patient to receive stem cell transplantation in both regions of the spinal cord has been treated in the ongoing Phase I trial of its spinal cord neural stem cells in amyotrophic lateral sclerosis (ALS or Lou Gehrig's disease). This is also the 16th patient to be treated in the trial altogether and the first patient returning to the trial for a second treatment. In this treatment, the patient received five injections in the cervical (upper back) region of the spinal cord, in addition to the ten he received previously in the lumbar (lower back) region of the spine, for a total of 15 injections. This is the highest number of injections in the trial so far. Patient 16 is also the first patient in the world to receive stem cell transplants in both the lumbar and cervical regions of the spinal cord in an FDA-approved trial. Two additional previously-treated patients are expected to return to the trial this summer in this cohort, provided they continue to meet the inclusion requirements. The trial is taking place at Emory University Hospital in Atlanta, Georgia

“Transplanting the first of the returning patients represents a major milestone in the trial,” said Dr. Karl Johe, PhD, Neuralstem's Chairman and Chief Scientific Officer. “The ability to safely administer multiple dosings to these patients is a key enabling step in administering the maximum safe dose. Not only are we dosing patients for a second time in this cohort, we are now dosing in both the lumbar and cervical regions of the spinal cord for the first time, where the stem cell therapy could support both walking and breathing.”

About the Trial

The Phase I trial to assess the safety of Neuralstem's spinal cord neural stem cells and intraspinal transplantation method in ALS patients has been underway since January 2010. The trial is designed to enroll up to 18 patients.  The first 12 patients were each transplanted in the lumbar (lower back) region of the spine, beginning with non-ambulatory and advancing to ambulatory cohorts.

The trial then advanced to transplantation in the cervical (upper back) region of the spine. The first cohort of three was treated in the cervical region only. The current cohort of three will receive injections in both the cervical and lumbar regions of the spinal cord. In an amendment to the trial design, The Food and Drug Administration (FDA) approved the return of previously-treated patients to this cohort. The first of these returning patients was just treated. The entire 18-patient trial concludes six months after the final surgery.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia and chronic stroke. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has received approval from the FDA to conduct a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD).  Additional indications could include CTE (chronic traumatic encephalopathy), Alzheimer's disease, anxiety, and memory disorders.

For more information, please visit www.neuralstem.com or connect with us on Twitter and Facebook.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2011 or the Form 10-Q for the period ended March 30, 2012.

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